Exhibit 5.2

First Mining Gold Corp.
Suite 1800 – 925 West Georgia Street
Vancouver, B.C. V6C 3L2

I hereby consent to the (i) use of my name in connection with reference to my involvement in the preparation of the written disclosure incorporated by reference into First Mining Gold Corp.’s Registration Statement on Form F-10 (File No. 333-231801) (the “Registration Statement”), including extracts from or summaries of certain technical information found in the reports entitled “Preliminary Economic Assessment Update for the Springpole Gold Project, Ontario, Canada” with an effective date of June 6, 2017, “Technical Report and Resource Estimation Update, Goldlund Gold Project, Sioux Lookout, ON” with an effective date of March 15, 2019, “Technical Report on the Cameron Gold Deposit, Ontario, Canada” with an effective date of January 17, 2017, “An Updated Mineral Resource Estimate for the Pickle Crow Property, Patricia Division, Northwestern Ontario, Canada” dated June 15, 2018, and “2015 Mineral Resource Estimate Technical Report for the Hope Brook Gold Project, Newfoundland and Labrador, Canada” with an effective date of January 12, 2015 (the “Reports”), and (ii) the inclusion and incorporation by reference of such written disclosure derived from such Reports, in the Registration Statement.

Sincerely,

/s/ Dr. Christopher Osterman

Dr. Christopher Osterman, Ph.D., P.Geo.

Dated the 24th day of June, 2019.